Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports Second Quarter 2017 Results

— Bendeka market share of 96% —

— Revenue grows 22% year-over-year to $50.1 million —

— Board of Directors approves additional share buyback program of $100 million —

— Company enters into $150 million Amended and Restated Credit Agreement —

— Implements initial expense reduction program —

WOODCLIFF LAKE, N.J.— August 9, 2017—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three and six months ended June 30, 2017. Highlights of and subsequent to the second quarter of 2017 include:

Business Highlights:

•                 Bendeka® total market share of 96%, as of June 30, 2017;

•                 Sales of RYANODEX® grew 54% to $5.2 million during the second quarter of 2017 compared to $3.4 million in Q2 2016, and up from $4.4 million in the first quarter of 2017 and $3.9 million during the fourth quarter of 2016, and also added 120 new accounts for a total of 1300 accounts stocking RYANODEX;

•                 Received a Complete Response Letter (CRL) from the US Food and Drug Administration (FDA) regarding the Company’s 505(b)(2) New Drug Application for RYANODEX (dantrolene sodium) for the treatment of exertional heat stroke (EHS), in conjunction with external cooling methods;

•                 Requested a “Type A” meeting with the FDA regarding the CRL for RYANODEX for EHS;

•                 Board of Directors approved an additional share buyback program of $100 million;

•                 Entered into a $150 million Amended and Restated Credit Agreement comprised of a senior secured $100 million, three-year term loan facility at LIBOR + 225 basis points and a senior secured $50 million, three-year revolving credit facility, adding $100 million to the Company’s available credit capacity. JPMorgan was the lead arranger. Cantor Fitzgerald acted as a financial advisor to the Company;

•                 Implemented an initial expense reduction program, and have identified $10 million in expense reductions on an annualized basis; these expense reduction initiatives will begin impacting the Company’s P&L in 2018; and,

•                 2017 SG&A and R&D guidance remains unchanged:

•                 FY 2017 SG&A expense expected to be in the range of $65 - $68 million, or $50 - $53 million excluding stock based compensation and other non-cash items; and,

•                 FY 2017 R&D expense expected to be in the range of $31 - $35 million, or $26 - $30 million excluding stock based compensation, reflecting ongoing expenses for the anticipated commencement and completion of the fulvestrant and RYANODEX for Ecstasy and methamphetamine intoxication clinical trials, as well as second sourcing of drug product and API manufacturers for fulvestrant.

Financial Highlights:

Second Quarter

•                  Total revenue for the second quarter of 2017 grew 22% to $50.1 million compared to $40.9 million in the second quarter of 2016;

•                  Product sales increased to $12.7 million compared to $9.6 million in Q2 2016;

•                  Royalty revenue increased to $37.4 million compared to $31.3 million in Q2 2016;

•                  Q2 2017 income before income tax provision was $5.9 million;

•                  Q2 2017 net income was $4.5 million, or $0.30 per basic and $0.28 per diluted share, compared to a net income of $13.1 million, or $0.84 per basic and $0.80 per diluted share in Q2 2016;

•                  Q2 2017 Adjusted Non-GAAP net income was $7.9 million, or $0.52 per basic and $0.49 per diluted share, compared to Adjusted Non-GAAP net income of $15.9 million, or $1.02 per basic and $0.97 per diluted share in the prior year quarter.  For a full reconciliation of Adjusted Non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release; and,

•                  Cash and cash equivalents were $55.4 million and accounts receivable were $53.2 million as of June 30, 2017.

“We continue to be pleased with our top line growth, driven by Bendeka and RYANODEX, with sequential and year-over-year growth in revenue.  While we are extremely disappointed by the CRL that we received for RYANODEX for exertional heat stroke, we remain committed to gaining approval for this important indication and have requested a meeting with the FDA.  We believe this will provide us with further clarity regarding EHS.  We intend to manage our cash prudently by investing in our robust pipeline and reducing our SG&A spend.  We remain committed to advancing fulvestrant, and RYANODEX for EHS, and Ecstasy and methamphetamine intoxication, for which we plan to initiate trials shortly.  The Board’s approval of the periodic return of capital to shareholders through an additional share repurchase program reflects our belief in the potential of our business to continue to deliver value over the long term,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

Second Quarter 2017 Financial Results

Total revenue for the three months ended June 30, 2017 was $50.1 million, as compared to $40.9 million for the three months ended June 30, 2016.  A summary of total revenue is outlined below:

	Three Months Ended June 30,
	2017	2016

Revenue:
Product sales	$12,704	$9,607
Royalty revenue	37,404	31,311
Total revenue	50,108	40,918

Product sales increased to $12.7 million on net product sales of Bendeka, RYANODEX, docetaxel injection non-alcohol formulation, and Argatroban, offset by a decrease in net product sales of diclofenac-misoprostol.  Royalty revenue increased to $37.4 million, as a result of the increased sales of Bendeka.

Research and development expenses increased to $6.7 million in the three months ended June 30, 2017, compared to $3.8 million in the prior year quarter.  The increase was due to continued spending on the Company’s R&D pipeline.

SG&A expenses increased to $23.7 million in the second quarter of 2017 compared to $12.0 million in the three months ended June 30, 2016.  Sales and marketing pre-launch related expenses accounted for the bulk of the increase for the commercial launch of RYANODEX for EHS.

An income tax provision of $1.4 million was recorded during the second quarter of 2017.

Net income for the second quarter of 2017 was $4.5 million, or $0.30 per basic share and $0.28 per diluted share, compared to net income of $13.1 million, or $0.84 per basic and $0.80 per diluted share in the three months ended June 30, 2016, due to the factors discussed above.

Adjusted Non-GAAP net income for the second quarter of 2017 was $7.9 million, or $0.52 per basic and $0.49 per diluted share, compared to Adjusted Non-GAAP net income of $15.9 million or $1.02 per basic and $0.97 per diluted share in the prior year quarter. For a full reconciliation of Adjusted Non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release. Our Adjusted Non-GAAP diluted EPS of $0.49 would have been $0.81, if we excluded pre-launch expenses of $5.9 million and Spectrum sales force expenses of $2.3 million.

Liquidity

As of June 30, 2017, the Company had $55.4 million in cash and cash equivalents and $53.2 million in net accounts receivable, $39.0 million of which was due from Teva.  This represents an increase of $13.7 million in cash and cash equivalents and net accounts receivable compared to December 31, 2016. The Company had no outstanding debt.

As part of our stock repurchase plan, we purchased $25.3 million worth of our shares in the first six months of 2017 and have now repurchased $62.3 million, or 896,746 shares since the beginning of the third quarter of 2016.  We are expanding our share buyback program by an additional $100 million.

Conference Call

As previously announced, Eagle management will host its second quarter 2017 conference call as follows:

Date	Wednesday, August 9, 2017

Time	8:30 A.M. EDT

Toll free (U.S.)	888-632-3382

International	785-424-1677

Webcast (live and replay)	www.eagleus.com, under the “Investor Relations” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-388-6197 (US) or 402-220-1115 (International) and entering conference call ID EGRXQ217.  The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the Company’s initiation of an expense reduction program and its anticipated impact on expenses; the Company’s plans for gaining approval of the label expansion of RYANODEX to treat EHS patients and for the treatment of Ecstasy and methamphetamine intoxication, including the request for a meeting with the FDA relating thereto and the anticipated results of such meeting; the Company’s plans for the development of fulvestrant; the Company’s ability to continue to deliver value over the long term; and the Company’s timing and ability to repurchase additional shares of the Company’s common stock, if any,  under its share repurchase program. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company will incur unforeseen expenses or liabilities or other market factors; whether the FDA will ultimately approve RYANODEX for the treatment of EHS and Ecstasy and methamphetamine intoxication; whether the Company can continue to make progress with the development of fulvestrant; fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources all of which may affect the Company’s long-term performance and the share repurchase program; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products, successful compliance with FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the U.S. Securities and Exchange Commission (SEC) on March 15, 2017 and its other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted net income and adjusted earnings per share from continuing operations attributable to Eagle Pharmaceuticals. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted net income from continuing operations excludes share-based compensation expense, depreciation, amortization of acquired intangible assets, changes in contingent purchase price, non-cash interest expense and tax adjustments. The Company believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached Reconciliations of GAAP to Adjusted Net Income and Adjusted Earnings per Share for explanations of the amounts excluded and included to arrive at adjusted net income and adjusted earnings per share amounts for the three and six month periods ended June 30, 2017 and 2016.

These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,385	$52,820
Accounts receivable	53,230	42,194
Inventories	3,587	2,739
Prepaid expenses and other current assets	11,664	11,357
Total current assets	123,866	109,110
Property and equipment, net	3,768	3,316
Intangible assets, net	31,949	33,372
Goodwill	39,743	39,743
Deferred tax asset, net	20,275	28,643
Other assets	578	136
Total assets	$220,179	$214,320
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,148	$14,716
Accrued expenses	18,680	25,237
Current portion of contingent consideration	1,125	1,012
Total current liabilities	31,953	40,965
Contingent consideration, less current portion	22,864	22,129
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,065,987 and 15,890,862 issued as of June 30, 2017 and December 31, 2016, respectively	16	16
Additional paid in capital	225,892	213,872
Retained earnings (Accumulated deficit)	1,768	(25,659)
Treasury stock, at cost, 896,746 and 566,838 shares as of June 30, 2017 and December 31, 2016	(62,314)	(37,003)
Total stockholders’ equity	165,362	151,226
Total liabilities and stockholders’ equity	$220,179	$214,320

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue:
Product sales	$12,704	$9,607	$27,990	$23,729
Royalty revenue	37,404	31,311	73,911	40,779
License and other income	—	—	25,000	6,000
Total revenue	50,108	40,918	126,901	70,508
Operating expenses:
Cost of product sales	8,910	7,181	19,675	19,948
Cost of royalty revenue	4,910	4,292	12,140	6,114
Research and development	6,684	3,799	14,209	9,320
Selling, general and administrative	23,702	11,990	42,279	24,118
Gain on sale of asset	—	—	—	(1,750)
Total operating expenses	44,206	27,262	88,303	57,750
Income from operations	5,902	13,656	38,598	12,758
Interest income	14	30	17	51
Interest expense	(40)	(3)	(67)	(4)
Total other income	(26)	27	(50)	47
Income before income tax provision	5,876	13,683	38,548	12,805
Income tax provision	(1,373)	(584)	(11,121)	(603)
Net Income	$4,503	$13,099	$27,427	$12,202
Earnings per share attributable to common stockholders:
Basic	$0.30	$0.84	$1.80	$0.78
Diluted	$0.28	$0.80	$1.70	$0.74
Weighted average number of common shares outstanding:
Basic	15,219,777	15,636,387	15,238,729	15,636,387
Diluted	16,100,615	16,466,020	16,135,276	16,526,596

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET INCOME AND

ADJUSTED NON-GAAP EARNINGS PER SHARE

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net income from operations - GAAP	$4,503	$13,099	$27,427	$12,202

Before tax adjustments:
Cost of product revenues:
Amortization of acquired intangible assets (1)	306	156	612	260
Gain on sale of asset (2)	—	—	—	(1,750)
Research and development:
Share-based compensation expense	962	665	2,023	1,372
Selling, general and administrative:
Share-based compensation expense	2,735	1,755	5,867	3,917
Amortization of acquired intangible assets (3)	405	—	811	—
Changes in contingent purchase price (4)	422	236	848	395
Depreciation	236	156	432	296
Other:
Non-cash interest expense	40	—	67	—
Tax adjustments (5)	(1,699)	(127)	(3,559)	(211)

Adjusted Non-GAAP net income	$7,910	$15,940	$34,528	$16,481

Adjusted Non-GAAP earnings per share
Basic	$0.52	$1.02	$2.27	$1.05
Diluted	$0.49	$0.97	$2.14	$1.00
Weighted number of common shares outstanding:
Basic	15,219,777	15,636,387	15,238,729	15,636,387
Diluted	16,100,615	16,466,020	16,135,276	16,526,596

Explanation of Adjustments:

(1)                                 Amortization of intangible assets for Ryanodex and Docetaxel.

(2)                                 Gain on divestiture of diclofenac-misoprostol.

(3)                                 Amortization of intangible assets for Eagle Biologics.

(4)                                 Changes in the fair value of contingent consideration (Docetaxel and Eagle Biologics).

(5)                                 Reflects the estimated tax effect of the pretax adjustments. The Company maintained a valuation allowance on our tax assets through the third quarter of 2016 due to historical tax operating losses. The adjustment for the 2016 periods reflects the tax which would have been recorded during these periods.

EAGLE PHARMACEUTICALS

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA

(In thousands)

(unaudited)

					Twelve Months	Twelve Months
					Ended	Ended
	Three Months Ended June 30,		Six Months Ended June 30,		December 31,	June 30,
	2017	2016	2017	2016	2016	2017

Net income from operations - GAAP	$4,503	$13,099	$27,427	$12,202	$81,453	$96,678

Add back:
Interest expense (income), net	26	(27)	50	(47)	(76)	21
Provision for income taxes	1,373	584	11,121	603	(28,026)	(17,508)
Depreciation and amortization	947	312	1,855	556	1,589	2,888

Add back:
Stock-based compensation	3,697	2,420	7,890	5,289	9,768	12,369
Changes in contingent purchase price	422	236	848	395	957	1,410
Gain on sale of asset	—	—	—	(1,750)	(1,750)	—

Adjusted Non-GAAP EBITDA	$10,968	$16,624	$49,191	$17,248	$63,915	$95,858